UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2017 (April 26, 2017)

Tempus Applied Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-201424	47-2599251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

471 McLaws Circle, Suite A Williamsburg, Virginia	23185
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 875-7779

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of conditional resignations made on Tuesday, April 25, 2017, at a duly authorized meeting of the board of directors (the “Board”) of Tempus Applied Solutions Holdings, Inc. (the “Company”) by four of the Company’s directors, Christopher Brady, John G. Gulbin III, Niall Olver and Joseph Wright, the unconditional resignation of each of those directors was automatically effected on Wednesday, April 26, 2017. As of such date, director and Company CEO, Benjamin Scott Terry, has been the only sitting member of the Board. The circumstances relating to the foregoing events are described in further detail, below.

Effective as of February 25, 2016, the Company leased a Gulfstream G-IV aircraft at a rate of $70,000 a month for a period of 40 months, under a capital lease. The lease permitted the lessor, Bluebell Business Limited (“Bluebell”), to exercise an option to sell the aircraft to the Company in a transaction to close no earlier than November 30, 2016, at a sale price of $5,500,000. In November 2016, Bluebell exercised its option to sell the aircraft to the Company, with the sale to close in January 2017. As described in the Company’s Annual Report on Form 10-K for the 2016 calendar year, filed on March 31, 2017, as of that date, the Company had not completed the purchase; according to the terms of the lease agreement, interest on the unpaid balance was accruing at the rate of LIBOR plus 5%; the Company was continuing to seek financing to facilitate the purchase of the aircraft; the Company was continuing to have discussions with Bluebell to extend the option to sell to coincide with the finalization of third party financing; and in the interim, the Company was continuing to make regular lease payments to Bluebell.

In April 2017, the Company and Bluebell entered into extensive negotiations with respect to resolving the matter of the option to sell. On April 24, 2017, Bluebell sent a written demand that the aircraft be redelivered to Bluebell. On April 25, 2017, the Company’s Board met to consider the written demand and the state of the parties’ negotiations. At that time, each of four of the Company’s directors, Christopher Brady, John G. Gulbin III, Niall Olver and Joseph Wright, stated that, if Bluebell were to reject the Company’s then outstanding offer to Bluebell to resolve the matter, such rejection would automatically trigger such director’s immediate resignation from the Board. Thereafter, Bluebell rejected the Company’s offer. On April 26, 2017, director and Company CEO, Benjamin Scott Terry, as of such date, the only sitting member of the Board, held a Board meeting at which he acknowledged the resignations of the other directors, considered the outstanding proposal from Bluebell for resolving the matter, concluded that in light of all the circumstances it was in the best interests of the Company and its stockholders and determined to conditionally accept it in principle, subject to satisfactory final documentation.

As of the date of this report, the Company has received the confirmatory resignation letters attached as exhibits hereto, and the Company and Bluebell are continuing to prepare final documentation in respect of the Bluebell matter. When the documentation is complete and executed, the Company expects to file it publicly, consistent with its reporting obligations. Based on the proposal accepted as described above, and on additional communications with Bluebell, the Company expects that:

•	It will purchase the Bluebell aircraft in exchange for issuing to Bluebell’s owner, Santiago Business Co. International Ltd., or its successors or assigns, a one-year, non-prepayable note in the principal amount of $6.2 million, bearing interest at the rate of 10% per annum, with interest payable on a quarterly basis, and with the unpaid principal thereof and accrued but unpaid interest thereunder being convertible, in whole or in part, at any time of the holder’s choosing, into shares of the Company’s common stock, based on a share value equal to the closing market price of the common stock on April 24, 2017 ($0.09 per share). Any exercise in respect of all or substantially all of the amounts due under the note would substantially dilute the interests of current shareholders and effect a change of control of the Company.

•	The note will be secured by security interests granted to the holder over the Bluebell aircraft.

•	The holder will be provided with the right to vote on all matters submitted to a vote of the shareholders of the Company as if the note had already been converted.

•	Under the terms of the note, the Company will be prohibited from taking certain actions without the prior written approval of the holder of the note, including entering into a merger, consolidation or similar transaction, amending the Company’s certificate of incorporation, bylaws or any existing Company securities, incurring new indebtedness other than pursuant to existing credit facilities, disposing of material assets, paying dividends, and certain other actions.

•	Certain registration rights will be granted, in respect of any common stock into which the note may be converted.

•	The Company’s ongoing performance of a contract with a U.S. government agency, using the aircraft, will not be interrupted.

Item 8.01 Other Events.

The Company incorporates by reference hereunder, as if fully restated hereunder, its disclosures made under Item 5.02, above.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Letter from Christopher D. Brady
99.2	Letter from Niall Olver
99.3	Letter from Joseph R. Wright

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC.
Date: May 3, 2017	By:	/s/ Benjamin Scott Terry
		Name:	Benjamin Scott Terry
		Title:	Chief Executive Officer

3